As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-150627

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-150627

UNDER

THE SECURITIES ACT OF 1933

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0388421
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5205 North O’Connor Boulevard

Suite 200

Irving, Texas 75039

(Address of Principal Executive Offices, Including Zip Code)

PIONEER SOUTHWEST ENERGY PARTNERS L.P. 2008 LONG TERM INCENTIVE PLAN

(Full Title of the Plan)

Mark S. Berg

Pioneer Natural Resources Company

5205 North O’Connor Boulevard

Suite 200

Irving, Texas 75039

(972) 444-9001

(Name, Address and Telephone Number of Agent For Service)

copy to:

Robert L. Kimball

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-150627, which was filed with the Securities and Exchange Commission on May 2, 2008 to register 3,000,000 common units representing limited partner interests under the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan (the “Registration Statement”), is filed by Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and deregisters all unsold securities registered for issuance under the Registration Statement.

On August 9, 2013, Pioneer Natural Resources Company (“Pioneer”), Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer (“Pioneer USA”), PNR Acquisition Company, LLC, a wholly-owned subsidiary of Pioneer (“MergerCo”), the Partnership and Pioneer Natural Resources GP LLC, a wholly-owned subsidiary of Pioneer USA and the general partner of the Partnership, entered into a merger agreement, as amended by that certain Amendment No. 1 thereto on October 25, 2013 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on December 17, 2013, MergerCo merged with and into the Partnership (the “Merger”), with the Partnership surviving the Merger as an indirect wholly-owned subsidiary of Pioneer.

As a result of the Merger, the Partnership has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Partnership is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-150627, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Partnership in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, this Post-Effective Amendment hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, in the State of Texas, on this 17th day of December, 2013.

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP LLC,
its general partner

	By:	/s/ Richard P. Dealy
Richard P. Dealy
Executive Vice President, Chief Financial Officer and Director

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.